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                                                                 Exhibit 99.2



                                                          [JPMORGAN LOGO]



                        CONSENT OF J.P. MORGAN SECURITIES INC.


         We hereby consent to (i) the use of our opinion letter dated April 4, 2003 to the Board of Directors and the Special Committee of Bruker AXS, Inc. (the "Company") included in Annex D to the Joint Proxy Statement/Prospectus relating to the proposed merger of the Company and Bruker Daltonics, Inc., and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                            J.P. MORGAN SECURITIES INC.


                                            By: /s/ Jeffrey A. Stute
                                                ------------------------------
                                                Name:  Jeffrey A. Stute
                                                Title: Managing Director


April 30, 2003